EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132795 and 333-143274 on Form S-8 and Registration Statement Nos. 333-159656 and 333-138652 on Form S-3 of our reports dated March 12, 2020, relating to the financial statements of Loral Space & Communications Inc. and subsidiaries and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Loral Space & Communications Inc., for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 12, 2020